EXHIBIT 99.1

SP Plus Corporation Announces Second Quarter and Year-to-Date 2016 Results

Solid operating results driven by disciplined cost management; Strong cash flow; Company reaffirms full-year 2016 guidance

CHICAGO, Aug. 03, 2016 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its results for the second quarter of 2016.

G Marc Baumann, President and Chief Executive Officer, stated, “We are very pleased with our solid bottom-line performance in the second quarter, where disciplined G&A management and reduced interest expense fueled a significant increase in adjusted earnings per share.  We’re also pleased to have delivered strong adjusted free cash flow for the quarter.  The ability of the business to continue to generate significant free cash flow has allowed us to return value to our shareholders through our recently announced share repurchase program.”

Mr. Baumann continued, “From a gross profit standpoint, we saw strong growth at same operating locations across many of our markets, despite the impact of some unfavorable renewals, and we continued to make strides winning new business.  This was offset by an increase in claims costs under our self-insured health insurance program and by the turnover of certain airport and off-airport contracts.   Our location retention dropped to 87% for the period ended June 30, 2016 from 90% at the end of the first quarter, due to our voluntary termination of a single marginally profitable contract with a large number of locations.  Without the impact of this one contract, location retention would have been a healthy 93%.”

Mr. Baumann concluded, “Looking to the second half of the year and beyond, we expect continued improvement in bottom-line performance as recent wins start to fully ramp up and as we continue to make progress on our cost improvement initiatives.  We are also taking steps to address the increasing cost of health care.  Finally, we remain focused on long-term strategic initiatives to further drive growth and create shareholder value.”

Financial Summary

In millions except per share	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$47.0	$47.2	$46.4	$47.6
General and administrative expenses (1)	$22.1	$22.0	$24.7	$24.0
EBITDA (1),(3)	$24.0	$24.3	$20.9	$22.7
Net income attributable to SP Plus (1)	$6.5	$7.7	$9.8	$6.6
Earnings per share (EPS) (1)	$0.29	$0.34	$0.43	$0.29
Free cash flow (2),(3)	$9.9	$10.4	$13.8	$16.9

In millions except per share	Six Months Ended June 30, 2016		Six Months Ended June 30, 2015
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$85.4	$85.1	$87.7	$88.5
General and administrative expenses (1)	$46.7	$44.3	$50.5	$47.9
EBITDA (1),(3)	$37.2	$39.4	$36.0	$39.4
Net income attributable to SP Plus (1)	$6.5	$9.9	$11.1	$9.5
Earnings per share (EPS) (1)	$0.29	$0.44	$0.49	$0.42
Free cash flow (2),(3)	$13.2	$14.0	$2.0	$5.5

(1) Adjusted gross profit, adjusted general and administrative expenses, adjusted earnings before interest, income taxes, depreciation and amortization (adjusted "EBITDA"), adjusted net income attributable to SP Plus and adjusted earnings per share (adjusted "EPS") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger and integration costs, (b) non-routine asset sales or dispositions, (c) non-routine settlements, (d) ongoing costs related to non-routine structural and other repairs at legacy Central Parking lease locations, (e) our equity method earnings in Parkmobile, and (f) the historical financial results of the security business (primarily operating in the Southern California market) sold in August 2015.    Please refer to the accompanying financial tables for a reconciliation of these adjusted items.

(2) Adjusted free cash flow, a non-GAAP measure, excludes cash used for non-routine structural and other repairs at legacy Central Parking lease locations.

(3) Refer to accompanying financial tables for a reconciliation of all non-GAAP financial measures.

Second Quarter Operating Results

Reported gross profit in the second quarter of 2016 was $47.0 million, compared to $46.4 million in the second quarter of 2015, an increase of $0.6 million or 1%.  On an adjusted basis, second quarter adjusted gross profit decreased $0.4 million or 1% as compared to the same period of 2015.  The primary driver of the year-over-year decrease was increased health benefit costs and the impact of contract terminations that more than offset growth at same operating locations.

Reported general and administrative (“G&A”) expenses for the second quarter of 2016 were $22.1 million as compared to reported G&A of $24.7 million in the second quarter of 2015, a decrease of $2.6 million or 11%.  Second quarter 2016 adjusted G&A expenses were $22.0 million, a decrease of $2.0 million or 8% from the second quarter of 2015, driven primarily by reductions in compensation and related costs, including a reduction in the Company’s 2016 performance-based compensation accrual.

Resulting EBITDA was $24.0 million for the second quarter of 2016, as compared with $20.9 million for the same period of 2015.  Adjusted EBITDA was $24.3 million for the second quarter of 2016, as compared with $22.7 million on the same basis for the second quarter of 2015, an increase of 7%.

Reported earnings per share for the second quarter of 2016 was $0.29, as compared to reported earnings per share of $0.43 for the second quarter of 2015, which included a $0.20 per share benefit from the reversal of valuation allowances for deferred tax assets.  Adjusted earnings per share was $0.34 for the second quarter of 2016, as compared with adjusted earnings per share of $0.29 for the second quarter of 2015, an increase of 17%.  Reduced G&A and lower interest expenses contributed to the increase in adjusted earnings per share.

Year-to-date Operating Results

Reported gross profit in the first half of 2016 was $85.4 million, compared to $87.7 million in the first half of 2015, a decrease of $2.3 million or 3%.  On an adjusted basis, first half adjusted gross profit decreased $3.4 million or 4% as compared to the same period of 2015.  The main drivers of the year-over-year decrease were increased health benefit costs, a smaller benefit derived in the first half of 2016 from favorable casualty loss reserve estimate changes for prior years than was derived in the first half of 2015, the impact of some unfavorable renewals, and the impact of the recent loss of a few airport and off-airport locations.

G&A expenses for the first half of 2016 were $46.7 million as compared to reported G&A of $50.5 million in the first half of 2015, a decrease of $3.8 million or 8%.  First half 2016 adjusted G&A expenses were $44.3 million, a decrease of $3.6 million or 8% from the first half of 2015, driven primarily by reductions in compensation and related costs, including a reduction in the Company’s 2016 performance-based compensation accrual.

Resulting EBITDA was $37.2 million for the first half of 2016, as compared with $36.0 million for the same period of 2015.  Adjusted EBITDA was $39.4 million for the first half of 2016, unchanged from the first half of 2015 on the same basis.

Reported earnings per share for the first half of 2016 was $0.29 as compared to reported earnings per share of $0.49 for the first half of 2015, which included a $0.20 per share benefit from the reversal of valuation allowances for deferred tax assets.  Adjusted earnings per share was $0.44 for the first half of 2016, as compared with adjusted earnings per share of $0.42 for the first half of 2015.  The main drivers of the year-over-year increase in adjusted earnings per share were significant cost reductions and reduced interest expense.

The Company generated $14.0 million of adjusted free cash flow during the first half of 2016, as compared with $5.5 million during the first half of 2015.  The increase in free cash flow was largely due to favorable movements in working capital, as well as lower cash tax payments and interest expense, and the receipt of proceeds from an asset sale and a contract termination.

Recent Developments

In May 2016, the Company’s Board of Directors authorized a $30 million stock repurchase plan under which $0.9 million has been utilized as of June 30, 2016.

Recent new business and renewal activity include the following:

SP+ Municipal Services was awarded a multi-year contract by the City of Vancouver, Washington to provide facility management, maintenance, security, and customer support services for the Park ‘n Go™ Vancouvercenter Garage.  The 750-space garage, located in downtown Vancouver, just north of Portland, Oregon, is a mixed-use facility providing short-term, long-term and monthly parking to residents, employees, visitors and customers.

SP+ University Services has been engaged by Colorado State University (“CSU”) to conduct a peer analysis of parking practices to help the university make the right adjustments for the future.  SP+ will evaluate permitting practices, rates, hours of operation and visitor and event operations and work closely with CSU to develop a modern permit allocation model for students, faculty and staff to improve customer service, reduce campus congestion and to promote the efficient use of the university’s parking resources.

SP+ Parking has been awarded the operation of the parking facilities and associated shuttle operations at 1515 and 1555 Poydras in New Orleans, Louisiana.  Located within the central business district and across from the famed Mercedes Superdome, these properties are part of an investment by FCA Partners that is managed and leased by Jones Lang LaSalle.

SP+ GAMEDAY has been selected by the College Football Playoff committee to provide transport planning and operations management for the 2017 National Championship Game in Tampa, Florida for the third consecutive year.  Additionally, SP+ Parking will provide parking management services for the “Championship Campus” in downtown Tampa.

USA Parking/SP+ Hotel Services achieved several recent wins and renewals including:

  Hyatt Regency in Minneapolis, Minnesota, a recently redesigned luxury hotel located on Nicollet Mall in downtown Minneapolis with skyway connections to the Minneapolis convention center.

  Westin Georgetown in Washington, DC, an upscale hotel owned by Host Hotels & Resorts and managed by Portfolio First.

  The Ritz-Carlton in Denver, Colorado, renowned among luxury hotels for its plush accommodations, spectacular spa and acclaimed fine dining.  Located in the heart of downtown Denver, it is the city’s longest running AAA Five-Diamond property.

2016 Outlook

The Company reaffirms its full-year 2016 expectations of adjusted EBITDA in the range of $88 million to $93 million; adjusted earnings per share in the range of $1.16 to $1.26; and adjusted free cash flow in the range of $40 million to $46 million.  Adjusted EBITDA and adjusted EPS will continue to exclude non-routine items including, but not limited to, restructuring costs, asset or business sales or dispositions, acquisitions, non-routine settlements, non-routine income tax items and ongoing costs related to non-routine structural and other repairs. Adjusted free cash flow will continue to exclude only cash used for non-routine structural and other repairs.

The Company has not reconciled guidance for expected non-GAAP adjusted EBITDA, expected non-GAAP adjusted earnings per share, and expected non-GAAP adjusted free cash flow to its most directly comparable GAAP measures because such items that impact these measures may not be within its control and/or cannot be reasonably predicted. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on August 4, 2016, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees and operates approximately 3,700 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company’s ground transportation division transports approximately 40 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its SP+ GAMEDAY operating group provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2016 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: adverse litigation judgments or settlements, including a dispute with Central’s former stockholders; intense competition and potential changes to consumer behavior; risks associated with management contracts and leases; deterioration of general economic and business conditions or changes in demographic trends; goodwill impairment charges or impairment of long-lived assets; information technology disruption, cyber attacks, cyber terrorism and security breaches; breach of credit facility terms, which may restrict borrowing, require penalty payments or accelerate payment of the Company’s substantial indebtedness; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; failure to attract and retain senior management and other qualified personnel; negative or unexpected tax events; risks associated with joint ventures; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, and natural disasters; adverse weather conditions that reduce gross profit; risks related to the Company’s acquisition strategy; goodwill impairment charges or impairment of long-lived assets; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

This press release contains forward-looking non-GAAP measures of financial performance, including expected non-GAAP adjusted EBITDA, expected non-GAAP adjusted earnings per share, and expected non-GAAP adjusted free cash flow. The presentation of these forward-looking non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP, and may be different from the forward-looking non-GAAP financial measures used by other companies. In addition, these forward-looking non-GAAP measures have limitations in that they do not reflect all of the amounts associated with results of operations as determined in accordance with GAAP.  Expected non-GAAP adjusted EBITDA and expected non-GAAP adjusted earnings per share exclude certain non-routine items including, but not limited to: restructuring costs, asset or business sales or dispositions, acquisitions, non-routine settlements, non-routine income tax items and ongoing costs related to non-routine structural and other repairs.  Expected non-GAAP adjusted free cash flow excludes cash used for non-routine structural and other repairs.

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including gross profit plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and less gross profit impact related to asset sales or dispositions (also referred to as adjusted gross profit); general and administrative expenses less restructuring, merger and integration related costs, costs related to asset sales or dispositions, non-routine settlements, and costs incurred related to the Parkmobile and other contemplated transactions (also referred to as adjusted G&A); net income and net income per share attributable to SP Plus plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, net income impact related to asset sales or dispositions, non-routine settlements, costs incurred related to the Parkmobile and other contemplated transactions, and costs incurred in connection with the amendment to the senior credit agreement (adjustments were tax affected at a statutory tax rate of 41% for the first half of 2016 and 42% for the first half of 2015), and eliminating non-routine tax adjustments (also referred to as adjusted net income attributable to SP Plus and adjusted EPS); EBITDA and EBITDA plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, and costs incurred related to the Parkmobile and other contemplated transactions less EBITDA impact related to asset sales or dispositions (also referred to as adjusted EBITDA); and free cash flow and free cash flow plus cash used for non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted free cash flow).  Based on the timing of asset sales and/or dispositions, previously reported adjusted non-GAAP measures have been revised (and may be further revised) to provide a presentation consistent with how management evaluates such performance and consistent with the performance guidance provided previously by the Company.

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in an unconsolidated entity.  Adjusted EBITDA further adjusts EBITDA by adding costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, and costs incurred related to the Parkmobile and other contemplated transactions and subtracting gross profit and G&A impacts related to asset sales or dispositions.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions and net proceeds from the sale of businesses), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. Adjusted free cash flow also excludes the cash used for non-routine structural and other repairs at legacy Central Parking leases.  The Company believes that the presentation of free cash flow and adjusted free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentations of free cash flow and adjusted free cash flow have material limitations. The Company's free cash flow and adjusted free cash flow do not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets
(millions, except for share and per share data)	June 30, 2016	December 31, 2015
	(unaudited)
Assets
Cash and cash equivalents	$22.1	$18.7
Notes and accounts receivable, net	114.2	105.1
Prepaid expenses and other	17.7	13.9
Deferred taxes	12.3	12.3
Total current assets	166.3	150.0
Leasehold improvements, equipment, land and construction in progress, net	33.1	34.6
Other assets
Advances and deposits	4.1	5.0
Other intangible assets, net	68.3	75.9
Favorable acquired lease contracts, net	33.9	38.1
Equity investments in unconsolidated entities	18.5	19.0
Other assets, net	19.8	18.3
Cost of contracts, net	10.0	11.9
Goodwill	431.6	431.3
Total other assets	586.2	599.5
Total assets	$785.6	$784.1
Liabilities and stockholders’ equity
Accounts payable	$103.2	$95.1
Accrued rent	22.4	22.9
Compensation and payroll withholdings	22.6	21.0
Property, payroll and other taxes	9.8	8.6
Accrued insurance	18.2	19.4
Accrued expenses	22.1	25.4
Current portion of obligations under Restated Credit Facility and other long-term borrowings	17.8	15.2
Total current liabilities	216.1	207.6
Long-term borrowings, excluding current portion
Obligations under Restated Credit Facility	198.5	209.4
Other long-term borrowings	0.3	0.5
	198.8	209.9
Unfavorable acquired lease contracts, net	45.1	50.3
Other long-term liabilities	68.7	66.2
Total noncurrent liabilities	312.6	326.4
Stockholders’ equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of June 30, 2016 and December 31, 2015; no shares issued	-	-
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of June 30, 2016 and December 31, 2015; 22,356,586 and 22,328,578 shares issued as of June 30, 2016 and December 31, 2015.	-	-
Treasury stock, at cost; 37,900 shares at June 30, 2016 and nil shares at December 31, 2015.	(0.9)	-
Additional paid-in capital	249.9	247.9
Accumulated other comprehensive loss	(1.4)	(1.1)
Retained earnings	9.3	2.8
Total SP Plus Corporation stockholders’ equity	256.9	249.6
Noncontrolling interest	-	0.5
Total stockholders’ equity	256.9	250.1
Total liabilities and stockholders’ equity	$785.6	$784.1

SP Plus Corporation
Condensed Consolidated Statements of Income
	Three Months Ended		Six Months Ended
(millions, except for share and per share data) (unaudited)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Parking services revenue
Lease contracts	$135.7	$146.5	$274.2	$282.3
Management contracts	86.7	88.3	177.9	182.4
	222.4	234.8	452.1	464.7
Reimbursed management contract revenue	180.2	170.8	348.1	345.1
Total revenue	402.6	405.6	800.2	809.8
Cost of parking services
Lease contracts	124.0	134.5	254.6	263.2
Management contracts	51.4	53.9	112.1	113.8
	175.4	188.4	366.7	377.0
Reimbursed management contract expense	180.2	170.8	348.1	345.1
Total cost of parking services	355.6	359.2	714.8	722.1
Gross profit
Lease contracts	11.7	12.0	19.6	19.1
Management contracts	35.3	34.4	65.8	68.6
Total gross profit	47.0	46.4	85.4	87.7
General and administrative expenses	22.1	24.7	46.7	50.5
Depreciation and amortization	9.8	8.2	19.0	16.1
Operating income	15.1	13.5	19.7	21.1
Other expenses (income)
Interest expense	2.6	3.0	5.4	7.1
Interest income	(0.1)	-	(0.3)	(0.1)
Equity in losses from investment in unconsolidated entity	0.3	0.3	0.8	0.8
Total other expenses (income)	2.8	3.3	5.9	7.8
Earnings before income taxes	12.3	10.2	13.8	13.3
Income tax expense (benefit)	4.9	(0.3)	5.8	1.0
Net income	7.4	10.5	8.0	12.3
Less: Net income attributable to noncontrolling interest	0.9	0.7	1.5	1.2
Net income attributable to SP Plus Corporation	$6.5	$9.8	$6.5	$11.1
Common stock data
Net income per share
Basic	$0.29	$0.44	$0.29	$0.50
Diluted	$0.29	$0.43	$0.29	$0.49
Weighted average shares outstanding
Basic	22,344,898	22,145,190	22,336,693	22,136,458
Diluted	22,625,471	22,521,832	22,609,443	22,505,403

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows
	Six Months Ended
(millions) (unaudited)	June 30, 2016	June 30, 2015
Operating activities
Net income	$8.0	$12.3
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	18.9	16.3
Net (accretion) amortization of acquired lease contracts	(1.0)	(0.7)
(Gain) loss on sale of equipment	(0.3)	0.1
Amortization of debt issuance costs	0.4	0.7
Amortization of original discount on borrowings	0.3	0.8
Non-cash stock-based compensation	2.1	2.1
Provisions for losses on accounts receivable	0.1	0.2
Deferred income taxes	1.0	(6.3)
Changes in operating assets and liabilities
Notes and accounts receivable	(9.1)	(6.0)
Prepaid assets	(5.0)	6.7
Other assets	(1.4)	1.3
Accounts payable	8.0	(8.5)
Accrued liabilities	(0.7)	(8.8)
Net cash provided by operating activities	21.3	10.2
Investing activities
Purchase of leasehold improvements and equipment	(8.6)	(4.2)
Proceeds from sale of equipment and contract terminations	2.9	0.2
Cost of contracts purchased	(0.4)	(2.7)
Net cash used in investing activities	(6.1)	(6.7)
Financing activities
Contingent payments for businesses acquired	-	(0.1)
Payments on senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	(190.8)	(238.1)
Proceeds from senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	189.4	240.4
Proceeds from term loan (Restated Credit Facility)	-	10.4
Payments on term loan (Senior Credit Facility and Restated Credit Facility)	(7.5)	(7.5)
Payments on other long-term borrowings	(0.2)	(0.1)
Distribution to noncontrolling interest	(2.0)	(1.2)
Payments of debt issuance costs and original discount on borrowings	(0.1)	(1.4)
Repurchase of common stock	(0.6)	-
Net cash (used in) provided by financing activities	(11.8)	2.4
Effect of exchange rate changes on cash and cash equivalents	-	(0.3)
Increase in cash and cash equivalents	3.4	5.6
Cash and cash equivalents at beginning of year	18.7	18.2
Cash and cash equivalents at end of period	$22.1	$23.8
Supplemental disclosures
Cash paid during the period for
Interest	$4.7	$5.8
Income taxes, net	$4.7	$9.2

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Gross profit
Gross profit, as reported	$47.0	$46.4	$85.4	$87.7
Add: Non-routine structural and other repairs	0.2	2.0	0.3	2.1
Subtract: Gross profit related to asset sales or dispositions	-	(0.8)	(0.6)	(1.2)
Other (rounding)	-	-	-	(0.1)
Adjusted gross profit	$47.2	$47.6	$85.1	$88.5

General and administrative expenses
General and administrative expenses, as reported	$22.1	$24.7	$46.7	$50.5
Subtract: Restructuring, merger and integration costs and non-routine settlements	(0.1)	(0.4)	(2.4)	(1.9)
Subtract: G&A related to asset sales or dispositions	-	(0.3)	-	(0.6)
Other (rounding)	-	-	-	(0.1)
Adjusted G&A	$22.0	$24.0	$44.3	$47.9

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$6.5	$9.8	$6.5	$11.1
Add: Non-routine structural and other repairs, after tax	0.1	1.2	0.2	1.2
Add: Restructuring, merger and integration costs and non-routine settlements, after tax	0.9	0.2	2.9	1.1
Add (Subtract): Net income related to asset sales or dispositions	0.2	(0.1)	0.1	0.2
Add: Writeoff of debt issuance costs and original discount on borrowings, after tax	-	-	-	0.4
Add: Non-routine income tax	-	(4.5)	0.2	(4.5)
Adjusted net income attributable to SP Plus	$7.7	$6.6	$9.9	$9.5

Net income per share, as reported
Basic	$0.29	$0.44	$0.29	$0.50
Diluted	$0.29	$0.43	$0.29	$0.49

Adjusted net income per share
Basic	$0.35	$0.30	$0.45	$0.43
Diluted	$0.34	$0.29	$0.44	$0.42

Weighted average shares outstanding
Basic	22,344,898	22,145,190	22,336,693	22,136,548
Diluted	22,625,471	22,521,832	22,609,443	22,505,403

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)

	Three months ended		Six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net income attributable to SP Plus, as reported	$6.5	$9.8	$6.5	$11.1
Add (subtract):
Income tax expense (benefit)	4.9	(0.3)	5.8	1.0
Interest expense, net	2.5	3.0	5.1	7.0
Equity in losses from investment in unconsolidated entity	0.3	0.3	0.8	0.8
Depreciation and amortization expense	9.8	8.2	19.0	16.1
Other (rounding)	-	(0.1)	-	-
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$24.0	$20.9	$37.2	$36.0

Add: Non-routine structural and other repairs	0.2	2.0	0.3	2.1
Add: Restructuring, merger and integration costs and non-routine settlements	0.1	0.4	2.4	1.9
Subtract: EBITDA related to non-routine asset sales or dispositions	-	(0.5)	(0.6)	(0.6)
Other (rounding)	-	(0.1)	0.1	-
Adjusted EBITDA	$24.3	$22.7	$39.4	$39.4

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Operating income	$15.1	$13.5	$19.7	$21.1
Depreciation and amortization	9.8	8.2	19.0	16.1
Net accretion of acquired lease contracts	(0.6)	(0.4)	(1.0)	(0.7)
Non-cash stock-based compensation	1.5	1.5	2.1	2.1
Income tax paid, net	(4.3)	(4.5)	(4.7)	(9.2)
Income attributable to noncontrolling interest	(0.9)	(0.7)	(1.5)	(1.2)
Change in operating assets and liabilities	(2.3)	0.5	(6.7)	(13.5)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(6.2)	(1.8)	(9.0)	(6.9)
Cash interest paid	(2.3)	(2.5)	(4.7)	(5.8)
Other (rounding)	0.1	-	-	-
Free cash flow (1)	$9.9	$13.8	$13.2	$2.0
plus: Cash used for non-routine structural and other repairs	0.5	3.1	0.8	3.5
Adjusted free cash flow	$10.4	$16.9	$14.0	$5.5

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net cash provided by operating activities	$16.5	$16.3	$21.3	$10.2
Net cash used in investing activities	(6.1)	(1.6)	(6.1)	(6.7)
Acquisitions and sale of business, net	-	-	-	-
Distribution to noncontrolling interest	(0.5)	(0.7)	(2.0)	(1.2)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.1)	-	(0.3)
Other (rounding)	0.1	(0.1)	-	-
Free cash flow	$9.9	$13.8	$13.2	$2.0

SP Plus Corporation
Location Count
	June 30, 2016	December 31, 2015	June 30, 2015
Leased facilities	698	713	748
Managed facilities (1)	2,991	3,161	3,185
Total facilities	3,689	3,874	3,933

(1) Adjusted to facilities related to the security business, primarily operating in the Southern California market, for June 30, 2015

Contacts:
Vance Johnston
(312) 521-8409
vjohnston@spplus.com

ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com